Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER, MICHAEL MEYERS

Englewood, CO - January 5, 2017 - Ascent Capital Group Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) announced today that Mr. Michael Meyers, Chief Financial Officer of Ascent and its wholly owned subsidiary, MONI, has announced his intention to retire from the Company by year end, 2017.  Mr. Meyers has served as Chief Financial Officer of MONI since 1996 and has served as Chief Financial Officer of Ascent since it acquired MONI in 2010.
The Company will conduct a search to identify a successor and Mr. Meyers will remain in his current role as CFO until a replacement has been named. This ensures an orderly transition for the new CFO.
“I am honored to have had the opportunity to serve as MONI’s CFO for the past 20 years and I am extremely proud of all that our team has accomplished together,” said Mr. Meyers. “I look forward to working with the management team and future CFO to ensure that we build on these accomplishments for the continued success of the business.”
MONI CEO Jeff Gardner commented, “I am extremely grateful for Mike’s years of distinguished service to MONI as CFO. Mike has proven himself to be a great leader and has built an outstanding reputation in our industry.  In addition to his tremendous support during my first year as CEO, he most recently led the successful $1.4 billion refinancing of MONI’s credit facility, the largest in its history.  I have deep respect for Mike and wish him all the best in his future endeavors.”
Mr. Meyers joined MONI in July, 1996 when it had just 20,000 customers. Today, MONI has over one million residential and commercial customers.
Bill Fitzgerald, Chairman and Chief Executive Officer of Ascent Capital Group said, “Mike has been a great leader, colleague and friend and we thank him for his many contributions to the success of both MONI and Ascent over the years.”

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, MONI, and through MONI, LiveWatch Security, LLC. Ascent also retains ownership of certain commercial real estate assets. MONI, headquartered in the Dallas Fort-Worth area, secures more than one million residential customers and commercial client accounts with monitored home and business security system services. MONI is supported by the nation’s largest network of independent Authorized Dealers, providing products and support to customers in the U.S., Canada and Puerto Rico. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

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